FOURTH AMENDMENT TO THE

RUBY TUESDAY, INC. 2005 DEFERRED COMPENSATION PLAN

THIS FOURTH AMENDMENT is made on this 31st day of December, 2008 by Ruby Tuesday, Inc., a corporation duly organized and existing under the laws of the State of Georgia (the “Primary Sponsor”).

INTRODUCTION:

WHEREAS, the Primary Sponsor maintains the Ruby Tuesday, Inc. 2005 Deferred Compensation Plan (the “Plan”), which was last amended and restated by an indenture effective as of January 1, 2005 and has been subsequently amended by the First, Second and Third Amendments thereto; and

WHEREAS, the Primary Sponsor now desires to amend the Plan to make a technical correction to the term “Termination of Employment” as that term is used under the Plan.

NOW, THEREFORE, the Primary Sponsor does hereby amend the Plan, effective as of January 1, 2007, by deleting the existing Section 1.22A in its entirety and by substituting therefor the following:

“1.22A ‘Termination of Employment’ means the termination of the service relationship between a Member and the Plan Sponsor (and its affiliates) if the termination constitutes a ‘separation from service’ under Code Section 409A. Notwithstanding the foregoing, the service relationship between a Member and the Plan Sponsor is considered to remain intact while the Member is on military leave, sick leave or other bona fide leave of absence if there is a reasonable expectation that the Member will return to perform services for the Plan Sponsor and the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to return to service with the Plan Sponsor under applicable law or contract. Whether the Member has terminated the Member’s service relationship with the Plan Sponsor will be determined by the Plan Sponsor based on whether it is reasonably anticipated by the Plan Sponsor and the Member that the Member will permanently cease providing services to the Plan Sponsor (and its affiliates) or that the services to be performed by the Member will permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed by the Member over the immediately preceding 36-month period or such shorter period during which the Member was performing services for the Plan Sponsor (and its affiliates). If a leave of absence occurs during such 36-month or shorter period which is not considered a Termination of Employment, unpaid leaves of absence shall be disregarded and the level of services provided during any paid leave of absence shall be presumed to be the level of services required to receive the compensation paid with respect to such leave of absence.”

Except as specifically amended hereby, the Plan shall remain in full force and effect prior to this Fourth Amendment.

IN WITNESS WHEREOF, the Primary Sponsor has caused this Fourth Amendment to be executed on the day and year first above written.

RUBY TUESDAY, INC.

By:	/s/ Samuel E. Beall, III

Title:	Chairman, CEO and President

ATTEST:

By:	/s/ Scarlett May

Title:	VP, General Counsel and Secretary

[CORPORATE SEAL]

2